SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549

                              Form 8-K

                           CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934

                    Date of Report - April 15, 2004

                 UNION NATIONAL FINANCIAL CORPORATION
        (Exact name of registrant as specified in its charter)



    Pennsylvania                0-19214            23-2415179
---------------------------    -------------      -----------

State or other jurisdiction (Commission File     (IRS Employer
    of Incorporation)             Number)       Identification
                                                   Number)

   101 East Main Street, P.O. Box 567
         Mount Joy, Pennsylvania                        17552
---------------------------------------            --------------
(Address of principal executive offices)              (Zip Code)



 Registrant's telephone number including area code:
                       (717) 653-1441
                        --------------

                                N/A
-----------------------------------------------------------------
   (Former name or former address, if changed since last report)

Item 1.    Changes in Control of Registrant.
           _________________________________

           Not Applicable.

Item 2.    Acquisition or Disposition of Assets.
           _____________________________________

           Not Applicable.

Item 3.    Bankruptcy or Receivership.
           ___________________________

           Not Applicable.

Item 4.    Changes in Registrant's Certifying Accountant.
           ______________________________________________

           Not Applicable.

Item 5.    Other Events.
           _____________

           Not Applicable.

Item 6.    Resignations of Registrant's Directors.
           _______________________________________

           Not Applicable.

Item 7.    Financial Statements and Exhibits.
           __________________________________

           (a)    Not Applicable.

           (b)    Not Applicable.

           (c)    Exhibits:
                  99.1     Press Release

Item 8.    Change in Fiscal Year.
           ______________________

           Not Applicable.

Item 9.    Regulation FD Disclosure.
           _________________________

           Not Applicable.

Item 12.   Results of Operations and Financial Condition.
           ______________________________________________

           On April 15, 2004, Union National Financial
           Corporation issued a press release reporting first quarter earnings and announcing its second quarter cash dividend. The aforementioned is attached as an exhibit to this Current Report on Form 8-K.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             UNION NATIONAL FINANCIAL CORPORATION
                             (Registrant)


Dated: April 15, 2004        /s/Mark D. Gainer
                             ----------------------------------

                             Mark D. Gainer,
                             President & Chief Executive Officer

                            EXHIBIT INDEX


Exhibit                                 Page

99.1          Press Release             5

                          EXHIBIT 99.1

                          Press Release

                          PRESS RELEASE

    Union National Financial Corporation Reports First Quarter
    __________________________________________________________

        Earnings and Announces Second Quarter Cash Dividend
        ___________________________________________________



Mount Joy, Pennsylvania, April 15, 2004. Union National Financial Corporation, the parent bank holding company of Union National Community Bank, reported basic earnings per share for the first quarter of 2004 of $0.32, as compared to basic earnings per share of $0.32 for the same period of 2003. Diluted earnings per share amounted to $0.31 for 2004, as compared to $0.32 for 2003. Consolidated earnings for the first quarter of 2004 amounted to $773,000, as compared to $804,000 for the same period of 2003.

Union National's earnings for the first quarter of 2004, as compared to the same period of 2003, were enhanced by an increase in net interest income and an increase in other operating income. However, increases in income were more than offset by an increase in the provision for loan losses and expenses for key strategic initiatives which included the opening of a new retail office location in November 2003 and key additions to our sales team. The increase in net interest income resulted from growth in earning assets and specifically growth in commercial loans. Increases in other operating income were primarily a result of increased fees on deposit accounts and increased income from the sales of alternative investment products which were partially offset by a decrease in income from mortgage banking activities.

The Board of Directors of Union National Financial Corporation approved the payment of its second regular quarterly cash dividend for 2004. The cash dividend of 16 cents per share is payable on May 20, 2004, to stockholders of record on May 5, 2004. Cash dividends, when declared by the Board of Directors, will be payable on the 20th day of February, May, August and November.



FINANCIAL HIGHLIGHTS            Three Months Ended
____________________            __________________

                     March 31, 2004 March 31, 2003 Percent Change
                     ______________ ______________ ______________
Net Interest Income     $ 3,113,000    $ 2,823,000          10.3%
Provision for
  Loan Losses                57,000          7,000         714.3%
Other Operating
  Income                  1,009,000        896,000          12.6%
Other Operating
   Expenses               3,148,000      2,715,000          15.9%
Net Income                  773,000        804,000          -3.9%
Per Share Information:
_____________________
Earnings Per Share -
   Basic                      $0.32          $0.32             -
Earnings Per Share -
   Assuming Dilution           0.31           0.32          -3.1%



                          Balance Sheet as of
                          ___________________

                     March 31, 2004 March 31, 2003 Percent Change
                     ______________ ______________ ______________
                        <C
Total Assets           $360,895,000   $313,658,000          15.1%
Total Loans             231,497,000    194,138,000          19.2%
Total Deposits          237,770,000    216,814,000           9.7%


Union National Community Bank, a wholly-owned subsidiary of Union
National Financial Corporation, has been serving its communities for over 150 years. The bank operates seven retail offices in Lancaster County.

For Further Information, Please Contact:
Mark D. Gainer, President/CEO
Union National Financial Corporation
101 East Main Street
P.O. Box 567
Mount Joy, PA 17552-0567
(717) 653-1441

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

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